Exhibit 17(b)
Dreyfus LifeTime Portfolios, Inc.

A series of asset management portfolios for a range of investor needs

PROSPECTUS February 1, 1999 As revised, May 17, 1999


As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 Contents

                                  THE PORTFOLIOS
-----------------------------------------------------------------

Each portfolio's investment approach, risks, performance, expenses and related information

                             1    Introduction

                             2    Income Portfolio

                             6    Growth and Income Portfolio

                            10    Growth Portfolio

                            14    Management

                            16    Financial Highlights

                                  YOUR INVESTMENT
--------------------------------------------------------------------
Information for managing your fund account

                            22    Account Policies

                            25    Distributions and Taxes

                            26    Services for Fund Investors

                            28    Instructions for Regular Accounts

                            30    Instructions for IRAs

                                  FOR MORE INFORMATION
-------------------------------------------------------------------------------
Where to learn more about this and other Dreyfus funds

                       INFORMATION ON EACH PORTFOLIO'S RECENT
STRATEGIES AND HOLDINGS CAN BE FOUND IN THE CURRENT ANNUAL/SEMIANNUAL REPORT (SEE BACK COVER).

                                                                 The Portfolios

Dreyfus LifeTime Portfolios, Inc., consists of three separate portfolios offering a range of investment approaches: from more conservative to moderate to more aggressive.

While all of the portfolios typically invest in stocks and bonds, each one allocates its assets among those investments in a distinct way. The portfolios use the allocations shown below as a point of reference in making their management decisions. The actual makeup of each portfolio will vary over time, as the portfolio manager adjusts the asset mix in an effort to take advantage of misvaluations.

In deciding when and how much of a portfolio's assets to shift among asset classes, the portfolio manager uses proprietary computer models to assess the relative value of stock and bond prices across different markets.

In selecting securities for each portfolio, the manager attempts to approximate the investment characteristics of designated benchmark indexes with respect to each asset class, but with expected returns that exceed the benchmark. The portfolio manager may actively select stocks or bonds after considering variables including price/earnings ratios, interest rate levels and the yield curve slope. To efficiently maintain exposure to selected asset class benchmarks, the portfolios also may use futures contracts as a substitute for holding the securities that make up the relevant benchmark index.

In choosing among the portfolios, your decision may depend on your goals, time frame and risk tolerance. All portfolios offer a diversified investment mix and the asset allocation expertise of a professional portfolio manager.

Typical portfolio allocations

                               MORE CONSERVATIVE

Cash 10.0%
Bonds  67.5%
Stocks  22.5%

                               INCOME PORTFOLIO

Stocks  50%
Bonds  50%

                          GROWTH AND INCOME PORTFOLIO

Stocks  80%
Bonds 20%

                               GROWTH PORTFOLIO
                                MORE AGGRESSIVE

Introduction

                                                               Income Portfolio
                                             ----------------------------------
                                        Ticker Symbols:   Investor shares DLIXX
                                                        Restricted shares DLIRX

GOAL/APPROACH

The portfolio seeks maximum current income. Capital appreciation is a secondary goal. To pursue these goals, it typically invests in a mix of bonds, stocks and money market instruments, all of which are U.S. securities. Normally, the portfolio' s asset mix is approximately 67.5% in investment grade bonds (or the unrated equivalent as determined by Dreyfus), 22.5% in stocks of large companies (those whose total market value is more than $1.4 billion) and 10% in cash.

The portfolio manager selects securities from each asset class for the portfolio which, in the aggregate, have approximately the same investment characteristics as those of the Lehman Brothers Government/Corporate Intermediate Bond Index for the portfolio' s bond investments and the S&P 500((reg.tm)) Index for its stock investments, with expected returns equal to or better than that of the benchmark index. The Lehman Brothers Government/Corporate Intermediate Index is composed of approximately 5,000 fixed-income securities, including investment grade corporate bonds and U.S. government securities, with average outstanding market value of more than $600 million and maturities of less than 10 years and greater than one year. The S& P 500 is composed of 500 stocks, most of which are large-cap stocks listed on the New York Stock Exchange. The portfolio may invest directly in securities comprising the relevant index or use derivatives whose performance is tied to the benchmark index.

Concepts to understand

INVESTMENT GRADE BONDS: independent rating organizations analyze and evaluate a bond issuer's credit history and ability to repay debts. Based on their assessment, they assign letter grades that reflect the issuer's creditworthiness. AAA or Aaa represents the highest credit rating, AA/Aa the second highest, and so on down to D, for defaulted debt. Bonds rated BBB or Baa and above are considered investment grade.

MAIN RISKS

Because bonds and stocks fluctuate in price, the value of your investment in the portfolio will go up and down, and you could lose money.

Prices of bonds tend to move inversely with changes in interest rates. Bond prices also may be hurt by declines in the financial condition of the issuer. Stocks, while typically a smaller portion of the portfolio, tend to be more volatile than bonds, and could cause sudden drops in share price or contribute to long-term underperformance.

The stock and bond markets can perform differently from each other at any given time (as well as over the long term), so the portfolio will be affected by its asset allocation. If the manager favors an asset class during a period when that asset class underperforms, the portfolio' s performance may be hurt. The portfolio' s performance may be lower than that of stock-oriented investments during periods when stocks outperform bonds.

Under adverse market conditions, the portfolio could invest more than 10% of net assets in money market securities. Although the portfolio would do this only in seeking to avoid losses, it could reduce the benefit from any upswing in the market.

Other potential risks

The portfolio may invest some assets in derivative securities, such as options and futures, primarily to provide an efficient means of achieving the portfolio's target exposure to an asset class; however, such practices sometimes may reduce returns or increase volatility. Derivatives can be illiquid, and a small investment in certain derivatives could have a potentially large impact on the portfolio's performance.

The portfolio can buy securities with borrowed money (a form of leverage), which could have the effect of magnifying the portfolio's gains or losses.

                                                               Income Portfolio

INCOME PORTFOLIO (CONTINUED)

PAST PERFORMANCE

The tables below show some of the risks of investing in the portfolio. The first table shows the changes in performance of the portfolio's Investor shares from year to year. The second table compares the performance of each of the portfolio' s share classes over time to that of the Lehman Brothers Intermediate Government/Corporate Bond Index, a widely recognized unmanaged index of bond market performance, and the Customized Blended Index prepared by Dreyfus. Both tables assume reinvestment of dividends. Of course, past performance is no guarantee of future results.
--------------------------------------------------------

Year-by-year total return AS OF 12/31 EACH YEAR (%)

INVESTOR SHARES
                                                                                 6.84     11.85    11.74
                  1989     1990     1991     1992     1993     1994     1995     1996     1997     1998

BEST QUARTER:                                 Q2 '97         +5.78%
WORST QUARTER:                                Q1 '97         +0.31%
                        --------------------------------------------------------

Average annual total return AS OF 12/31/98

                                                                                  Inception
                                              1 Year              3 Years         (3/31/95)
                                        ------------------------------------------------------
INVESTOR SHARES                                 11.74%            10.12%            11.25%

RESTRICTED SHARES                               12.04%            10.37%            11.52%

LEHMAN BROTHERS
INTERMEDIATE
GOVERNMENT/CORPORATE
BOND INDEX                                       8.44%             6.77%             8.22%

CUSTOMIZED BLENDED INDEX                        12.66%            11.45%            12.68%


What this portfolio is --
and isn't

This portfolio is a mutual fund:
a pooled investment that is professionally managed and gives you the opportunity to participate in financial markets. It strives to reach its stated goal, although as with all mutual funds, it cannot offer guaranteed results.

An investment in this fund is not a bank deposit. It is not insured or guaranteed by the FDIC or any other government agency. It is not a complete investment program. You could lose money in this fund, but you also have the potential to make money.

EXPENSES

As an investor, you pay certain fees and expenses in connection with the portfolio, which are described in the table below. Annual portfolio operating expenses are paid out of fund assets, so their effect is included in the share price. The portfolio has no sales charge (load) or Rule 12b-1 distribution fees
                        --------------------------------------------------------
Fee table
                                                                      Investor
                                                        Investor     Restricted
                                                         shares        shares
                        --------------------------------------------------------

ANNUAL PORTFOLIO OPERATING EXPENSES

% OF AVERAGE DAILY NET ASSETS
Management fee                                           0.60%          0.60%
Shareholder services fee                                 0.25%           none
Other expenses                                           0.28%           0.28%
                        --------------------------------------------------------
TOTAL                                                    1.13%           0.88%
                        --------------------------------------------------------

Expense example

                                            1 Year         3 Years        5 Years        10 Years
                                        ----------------------------------------------------------
INVESTOR SHARES                              $115           $359           $622         $1,375

RESTRICTED SHARES                             $90           $281           $488         $1,084

                        This example shows what you could pay in expenses over time. It uses the same hypothetical conditions other funds use in their prospectuses: $10,000 initial investment, 5% total return each year and no changes in expenses. The figures shown would be the same whether you sold your shares at the end of a period or kept them. Because actual return and expenses will be different, the example is for comparison only.

Concepts to understand

MANAGEMENT FEE: the fee paid to the investment adviser for managing the portfolio and assisting in all aspects of its operations.

SHAREHOLDER SERVICES FEE: the fee paid to the fund's distributor for shareholder account service and maintenance.

OTHER EXPENSES: fees paid by the portfolio for miscellaneous items such as transfer agency, custody, professional and registration fees.

                                                               Income Portfolio

                           Growth and Income Portfolio
                                             ----------------------------------
                           Ticker Symbols:    Investor shares             DGIIX
                                                        Restricted shares DGIRX

GOAL/APPROACH

The portfolio seeks maximum total return (capital appreciation plus current income). To pursue this goal, it typically invests in a mix of stocks and bonds. The portfolio' s typical asset mix is 50% in stocks and 50% in investment grade bonds (or the unrated equivalent as determined by Dreyfus). Depending on market and economic conditions, the actual mix of stocks to bonds may range from 35% /65% to 65% /35% . The portfolio may invest up to 15% of net assets in foreign securities.

The portfolio typically invests approximately 80% of its stock allocation in stocks of large-capitalization companies (those whose total market value is more than $1.4 billion) and the remaining 20% in stocks of small-capitalization companies.

The large-cap equity component of the portfolio is actively managed. In choosing these stocks, the manager seeks those that appear likely to show above-average, long-term appreciation, as well as those that appear undervalued. Sector allocations for large-cap investments will generally mirror the allocations of the S&P 500. The small-cap and foreign equity components and the bond components of the portfolio are not actively managed and are constructed to approximate the investment characteristics of the specified indexes as follows:

*  small-cap equity -- Russell 2000 Index

*  foreign equity -- Morgan Stanley EAFE Index

*  domestic bond  -- Lehman Brothers
   Government/Corporate Intermediate Bond Index

*  foreign bond -- J.P. Morgan Global Bond Index

Concepts to understand

GROWTH AND INCOME INVESTING: a management style that seeks some long-term growth, but also includes income-producing investments such as bonds. These tend to reduce the portfolio's volatility in several ways: their market movements can at times offset those of stocks, their income stream adds to performance throughout the market cycle, and they tend to be less risky than stocks.

MAIN RISKS

Because stocks and bonds fluctuate in price, the value of your investment in the portfolio will go up and down, and you could lose money.

The stock and bond markets can perform differently from each other at any given time (as well as over the long term), so the portfolio will be affected by its asset allocation. If the manager favors an asset class during a period when that asset class underperforms, the portfolio's performance may be hurt.

The portfolio' s stock investments could cause sudden drops in share price or contribute to long-term underperformance. Small company stocks tend to be more volatile than large company stocks and could have a disproportionate effect on performance. Prices of bonds tend to move inversely with changes in interest rates. Bond prices also may be hurt by declines in the financial condition of the issuer. Foreign stocks and bonds involve special risks, such as exposure to currency fluctuations, economic and political instability, and potentially less liquidity.

Under adverse market conditions, the portfolio could invest some or all of its assets in money market securities. The portfolio would do this only in seeking to avoid losses, but it could reduce the benefit from any market upswing.

Other potential risks

The portfolio may invest some assets in derivative securities, such as options and futures, primarily to provide an efficient means of achieving the portfolio's target exposure to an asset class; however, such practices sometimes may reduce returns or increase volatility. Derivatives can be illiquid, and a small investment in certain derivatives could have a potentially large impact on the portfolio's performance.

The portfolio can buy securities with borrowed money (a form of leverage), which could have the effect of magnifying the portfolio's gains or losses.

                           Growth and Income Portfolio

GROWTH AND INCOME PORTFOLIO (CONTINUED)

PAST PERFORMANCE


The tables below show some of the risk of investing in the portfolio. The first table shows the changes in performance of the portfolio's Investor shares from year to year. The second table compares the performance of each of the portfolio' s share classes over time to that of the S&P 500, a widely recognized unmanaged index of stock market performance, and the Customized Blended Index prepared by Dreyfus. Both tables assume reinvestment of dividends. Of course, past performance is no guarantee of future results.


Year-by-year total return AS OF 12/31 EACH YEAR (%)

INVESTOR SHARES

                                                                                    16.54    20.42    17.47
                     1989     1990     1991     1992     1993     1994     1995     1996     1997     1998

BEST QUARTER:                                 Q4 '98        +12.32%
WORST QUARTER:                                Q3 '98         -2.68%
                        --------------------------------------------------------

Average annual total return AS OF 12/31/98

                                                                                      Inception
                                                1 Year             3 Years            (3/31/95)
                                        ----------------------------------------------------------
INVESTOR SHARES                                  17.47%             18.13%              19.72%

RESTRICTED SHARES                                17.74%             17.81%              19.51%

S&P 500                                          28.60%             28.23%              29.58%

CUSTOMIZED
BLENDED INDEX                                    15.12%             15.54%              17.13%

What this portfolio is --
and isn't

This portfolio is a mutual fund:
a pooled investment that is professionally managed and gives you the opportunity to participate in financial markets. It strives to reach its stated goal, although as with all mutual funds, it cannot offer guaranteed results.

An investment in this fund is not a bank deposit. It is not insured or guaranteed by the FDIC or any other government agency. It is not a complete investment program. You could lose money in this fund, but you also have the potential to make money.

EXPENSES


As an investor, you pay certain fees and expenses in connection with the portfolio, which are described in the table below. Annual portfolio operating expenses are paid out of fund assets, so their effect is included in the share price. The portfolio has no sales charge (load) or Rule 12b-1 distribution fees


                        -------------------------------------------------------
Fee table
                                                           Investor  Restricted
                                                            shares      shares
                        -------------------------------------------------------

ANNUAL PORTFOLIO OPERATING EXPENSES

% OF AVERAGE DAILY NET ASSETS
Management fee                                                 0.75%       0.75%
Shareholder services fee                                       0.25%       none
Other expenses                                                 0.13%       0.09%
                             ---------------------------------------------------
TOTAL                                                          1.13%       0.84%
                             ---------------------------------------------------

Expense example

                                                                            1 Year         3 Years        5 Years        10 Years
                                        ------------------------------------------------------------------------------------------
INVESTOR SHARES                                                              $115           $359           $622         $1,375

RESTRICTED SHARES                                                             $86           $268           $466         $1,037


                        This example shows what you could pay in expenses over time. It uses the same hypothetical conditions other funds use in their prospectuses: $10,000 initial investment, 5% total return each year and no changes in expenses. The figures shown would be the same whether you sold your shares at the end of a period or kept them. Because actual return and expenses will be different, the example is for comparison only.

Concepts to understand

MANAGEMENT FEE: the fee paid to the investment adviser for managing the portfolio and assisting in all aspects of its operations.

SHAREHOLDER SERVICES FEE: the fee paid to the fund's distributor for shareholder account service and maintenance.

OTHER EXPENSES: fees paid by the portfolio for miscellaneous items such as transfer agency, custody, professional and registration fees.

                           Growth and Income Portfolio

                                                               Growth Portfolio
                                             ----------------------------------
                            Ticker Symbols:    Investor shares            DLGIX
                                                        Restricted shares DLGRX

GOAL/APPROACH

The portfolio seeks capital appreciation. To pursue this goal, it typically invests in a mix of stocks and bonds. The portfolio's typical asset mix is 80% in stocks and 20% in investment grade bonds (or the unrated equivalent as determined by Dreyfus). Depending on market and economic conditions, the actual mix of stocks to bonds may range from 65%/35% to 100% in stocks. The portfolio may invest up to 25% of net assets in foreign securities.

The portfolio typically invests approximately 80% of its stock allocation in stocks of large-capitalization companies (those whose total market value is more than $1.4 billion) and the remaining 20% in stocks of small-capitalization companies.

The large-cap equity component of the portfolio is actively managed. In choosing these stocks, the manager seeks those that appear likely to show above-average, long-term appreciation, as well as those that appear undervalued. Sector allocations for large-cap investments will generally mirror the allocations of the S&P 500. The small-cap and foreign equity components and the bond components of the portfolio are not actively managed and are constructed to approximate the investment characteristics of the specified indexes as follows:

*  small-cap equity -- Russell 2000 Index

*  foreign equity -- Morgan Stanley EAFE Index

*  domestic bond  -- Lehman Brothers
   Government/Corporate Intermediate Bond Index

*  foreign bond -- J.P. Morgan Global Bond Index

Concepts to understand

LARGE COMPANIES: established companies that are considered "known quantities." Large companies often have the resources to weather economic shifts, though they can be slower to innovate than small companies.

MAIN RISKS

Because stocks and bonds fluctuate in price, the value of your investment in the portfolio will go up and down, and you could lose money.

The stock and bond markets can perform differently, so the portfolio's performance will be affected by its asset allocation. If the manager favors an asset class during a period when that asset class underperforms, the portfolio's performance may be hurt. The portfolio's performance may be lower than that of more bond-oriented investments during periods when bonds outperform stocks.

The portfolio' s stock investments could cause sudden drops in share price or contribute to long-term underperformance. Compared to larger and midsize companies, small companies carry additional risks because their earnings tend to be less predictable and their stocks less liquid and more volatile. Prices of bonds tend to move inversely with changes in interest rates. Bond prices also may be hurt by declines in the financial condition of the issuer. Foreign stocks and bonds involve special risks, such as exposure to currency fluctuations, economic and political instability, and potentially less liquidity.

Under adverse market conditions, the portfolio could invest some or all of its assets in money market securities. The portfolio would do this only in seeking to avoid losses, but it could reduce the benefit from any market upswing.

Other potential risks

The portfolio may invest some assets in derivative securities, such as options and futures, primarily to provide an efficient means of achieving the portfolio's target exposure to an asset class; however, such practices sometimes may reduce returns or increase volatility. Derivatives can be illiquid, and a small investment in certain derivatives could have a potentially large impact on the portfolio's performance.

The portfolio can buy securities with borrowed money (a form of leverage), which could have the effect of magnifying the portfolio's gains or losses.

                                                               Growth Portfolio

GROWTH PORTFOLIO (CONTINUED)


PAST PERFORMANCE

The tables below show some of the risks of investing in the portfolio. The first table shows the changes in performance of the portfolio's Investor shares from year to year. The second table compares the performance of each of the portfolio' s share classes over time to that of the S&P 500, a widely recognized unmanaged index of stock market performance, and the Customized Blended Index prepared by Dreyfus. Both tables assume reinvestment of dividends. Of course, past performance is no guarantee of future results.

                        --------------------------------------------------------

Year-by-year total return AS OF 12/31 EACH YEAR (%)

INVESTOR SHARES
                                                                                    21.30    26.98    20.94
                     1989     1990     1991     1992     1993     1994     1995     1996     1997     1998

BEST QUARTER:                                 Q4 '98        +18.43%
WORST QUARTER:                                Q3 '98         -7.44%
                        --------------------------------------------------------

Average annual total return AS OF 12/31/98

                                                                                                                     Inception
                                          1 Year              3 Years           (3/31/95)
                                        ----------------------------------------------------
INVESTOR SHARES                           20.94%             23.04%              25.12%

RESTRICTED SHARES                         21.23%             23.30%              25.40%

S&P 500                                   28.60%             28.23%              29.58%

CUSTOMIZED BLENDED INDEX                  18.53%             20.03%              21.79%

What this portfolio is --
and isn't

This portfolio is a mutual fund:
a pooled investment that is professionally managed and gives you the opportunity to participate in financial markets. It strives to reach its stated goal, although as with all mutual funds, it cannot offer guaranteed results.

An investment in this fund is not a bank deposit. It is not insured or guaranteed by the FDIC or any other government agency. It is not a complete investment program. You could lose money in this fund, but you also have the potential to make money.



EXPENSES

As an investor, you pay certain fees and expenses in connection with the portfolio, which are described in the table below. Annual portfolio operating expenses are paid out of fund assets, so their effect is included in the share price. The portfolio has no sales charge (load) or Rule 12b-1 distribution fees


                        --------------------------------------------------------
Fee table
                                                      Investor        Restricted
                                                       shares            shares
                        --------------------------------------------------------

ANNUAL PORTFOLIO OPERATING EXPENSES
% OF AVERAGE DAILY NET ASSETS

Management fee                                            0.75%            0.75%
Shareholder services fee                                  0.25%            none
Other expenses                                            0.18%            0.19%
                        --------------------------------------------------------
TOTAL                                                     1.18%            0.94%
                        --------------------------------------------------------

Expense example

                                               1 Year         3 Years       5 Years        10 Years
                                        ------------------------------------------------------------
INVESTOR SHARES                                $120           $375           $649         $1,432

RESTRICTED SHARES                               $96           $300           $520         $1,155

                        This example shows what you could pay in expenses over time. It uses the same hypothetical conditions other funds use in their prospectuses: $10,000 initial investment, 5% total return each year and no changes in expenses. The figures shown would be the same whether you sold your shares at the end of a period or kept them. Because actual return and expenses will be different, the example is for comparison only.

Concepts to understand

MANAGEMENT FEE: the fee paid to the investment adviser for managing the portfolio and assisting in all aspects of its operations.

SHAREHOLDER SERVICES FEE: the fee paid to the fund's distributor for shareholder account service and maintenance.

OTHER EXPENSES: fees paid by the portfolio for miscellaneous items such as transfer agency, custody, professional and registration fees.

                                                               Growth Portfolio


MANAGEMENT

The investment adviser for the fund is The Dreyfus Corporation, 200 Park Avenue, New York, New York 10166. Founded in 1947, Dreyfus manages more than $120 billion in over 160 mutual fund portfolios. The Growth and Income Portfolio and the Growth Portfolio each pays Dreyfus an annual management fee of 0.75% of its average net assets. The Income Portfolio pays Dreyfus an annual management fee of 0.60% of its average net assets. Dreyfus is the mutual fund business of Mellon Bank Corporation, a broad-based financial services company with a bank at its core. With more than $389 billion of assets under management and $1.9 trillion of assets under administration and custody, Mellon provides a full range of banking, investment and trust products and services to individuals, businesses and institutions. Mellon is headquartered in Pittsburgh, Pennsylvania.

Dreyfus has engaged Mellon Equity Associates, 500 Grant Street, Pittsburgh, Pennsylvania 15258, to serve as each portfolio's sub-investment adviser. Mellon Equity provides advisory assistance and research and the day-to-day management of each portfolio' s investments. As of March 31, 1999, Mellon Equity managed approximately $29 billion of assets and served as investment adviser for 17 other investment companies.


Concepts to understand

YEAR 2000 ISSUES: the fund could be adversely affected if the computer systems used by Dreyfus and the fund's other service providers do not properly process and calculate date-related information from and after January 1, 2000.

Dreyfus is working to avoid year 2000-related problems in its systems and to obtain assurances from other service providers that they are taking similar steps. In addition, issuers of securities in which the fund invests may be adversely affected by year 2000-related problems. This could have an impact on the value of the fund's investments and its share price.




Steven A. Falci is the primary portfolio manager for each portfolio, a position he has held since the fund's inception. Since April 1994, Mr. Falci has been employed by Mellon Equity Associates, the fund's sub-investment adviser and an affiliate of Dreyfus. Previously, he was a managing director for pension investments at NYNEX Corporation.


Dreyfus has a personal securities trading policy (the "Policy") which restricts the personal securities transactions of its employees. Its primary purpose is to ensure that personal trading by Dreyfus employees does not disadvantage any Dreyfus-managed fund. Dreyfus portfolio managers and other investment personnel who comply with the Policy' s preclearance and disclosure procedures may be permitted to purchase, sell or hold certain types of securities which also may be or are held in the fund(s) they advise.


                                                                     Management

FINANCIAL HIGHLIGHTS

Income Portfolio

The following two tables describe the performance of each share class of the Income Portfolio for the fiscal periods indicated. "Total return" shows how much your investment in the portfolio would have increased (or decreased) during each period, assuming you had reinvested all dividends and distributions. These figures have been independently audited by Ernst & Young LLP, whose report, along with the fund's financial statements, is included in the annual report.

                                                                                           YEAR ENDED SEPTEMBER 30,
INVESTOR SHARES                                            1998           1997            1996          1995(1)
---------------------------------------------------------------------------------------------------------------
PER-SHARE DATA ($)

Net asset value, beginning of period                      14.01           13.39          13.51          12.50

Investment operations:
      Investment income -- net                              .65             .72            .73            .39
      Net realized and unrealized gain
      (loss) on investments                                 .49             .95            .18            .62

Total from investment operations                           1.14            1.67            .91           1.01

Distributions:

      Dividends from investment income -- net              (.70)           (.62)          (.60)             --
      Dividends from net realized gain
      on investments                                       (.71)           (.43)          (.43)             --

Total distributions                                       (1.41)          (1.05)         (1.03)             --

Net asset value, end of period                            13.74           14.01          13.39          13.51

Total return (%)                                           8.92           13.19           7.07          8.08(2)
----------------------------------------------------------------------------------------------------------------

RATIOS/SUPPLEMENTAL DATA

Ratio of expenses to average net assets (%)                1.13             .97            .85           .43(2)

Ratio of net investment income to
average net assets (%)                                     4.92            5.52           5.50          2.95(2)

Decrease reflected in above expense
ratios due to actions by Dreyfus (%)                         --             .15            .61           .26(2)

Portfolio turnover rate (%)                               64.58           72.08          32.95          5.66(2)
----------------------------------------------------------------------------------------------------------------

Net assets, end of period ($ x 1,000)                    11,862          10,136          8,701          8,122

(1)  FROM MARCH 31, 1995 (COMMENCEMENT OF OPERATIONS) TO SEPTEMBER 30, 1995.

(2) NOT ANNUALIZED.

                                                                      YEAR ENDED SEPTEMBER 30,
RESTRICTED SHARES                                         1998           1997            1996          1995(1)
----------------------------------------------------------------------------------------------------------------
PER-SHARE DATA ($)

Net asset value, beginning of period                    14.04           13.42          13.52          12.50

Investment operations:
      Investment income -- net                            .61             .71            .64            .40
      Net realized and unrealized gain
      (loss) on investments                               .57             .99            .31            .62

Total from investment operations                         1.18            1.70            .95           1.02

Distributions:

      Dividends from investment income -- net           (.73)           (.65)          (.62)             --
      Dividends from net realized gain
      on investments                                    (.71)           (.43)          (.43)             --

Total distributions                                    (1.44)          (1.08)         (1.05)             --

Net asset value, end of period                          13.78           14.04          13.42          13.52

Total return (%)                                         9.14           13.50           7.30          8.24(2)
---------------------------------------------------------------------------------------------------------------

RATIOS/SUPPLEMENTAL DATA

Ratio of expenses to average net assets (%)               .88             .68            .60           .30(2)

Ratio of net investment income to
average net assets (%)                                   5.15            5.87           5.75          3.08(2)

Decrease reflected in above expense
ratios due to actions by Dreyfus (%)                       --             .14            .61           .26(2)

Portfolio turnover rate (%)                             64.58           72.08          32.95          5.66(2)
---------------------------------------------------------------------------------------------------------------

Net assets, end of period ($ x 1,000)                  40,582          22,727         12,889          8,141

(1)  FROM MARCH 31, 1995 (COMMENCEMENT OF OPERATIONS) TO SEPTEMBER 30, 1995.

(2)  NOT ANNUALIZED.

                                                           Financial Highlights

FINANCIAL HIGHLIGHTS

Growth and Income Portfolio

The following two tables describe the performance of each share class of the Growth and Income Portfolio for the fiscal periods indicated. "Total return" shows how much your investment in the portfolio would have increased (or decreased) during each period, assuming you had reinvested all dividends and distributions. These figures have been independently audited by Ernst & Young LLP, whose report, along with the fund's financial statements, is included in the annual report.


                                                                                           YEAR ENDED SEPTEMBER 30,
INVESTOR SHARES                                                             1998           1997            1996          1995(1)
---------------------------------------------------------------------------------------------------------------------------------
PER-SHARE DATA ($)

Net asset value, beginning of period                                      19.05           15.43          14.29          12.50

Investment operations:
      Investment income -- net                                             .72(2)         .57(2)         .90(2)           .27
      Net realized and unrealized gain
      (loss) on investments                                                 .28            3.36           1.12           1.52

Total from investment operations                                           1.00            3.93           2.02           1.79

Distributions:

      Dividends from investment income -- net                             (.61)              --          (.40)             --
      Dividends from net realized gain
      on investments                                                     (2.34)           (.31)          (.48)             --

Total distributions                                                      (2.95)           (.31)          (.88)             --

Net asset value, end of period                                            17.10           19.05          15.43          14.29

Total return (%)                                                           6.04           25.85          14.84         14.32(3)
---------------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA

Ratio of expenses to average net assets (%)                                1.08            1.00           1.00           .51(3)

Ratio of net investment income to
average net assets (%)                                                     3.81            3.85           3.35          1.98(3)

Decrease reflected in above expense
ratios due to actions by Dreyfus (%)                                         --             .05            .39           .33(3)

Portfolio turnover rate (%)                                               76.78          107.85         122.52         33.55(3)
---------------------------------------------------------------------------------------------------------------------------------

Net assets, end of period ($ x 1,000)                                     3,976             683            160          8,602

(1)  FROM MARCH 31, 1995 (COMMENCEMENT OF OPERATIONS) TO SEPTEMBER 30, 1995.
(2)  BASED ON AVERAGE SHARES OUTSTANDING.
(3)   NOT ANNUALIZED.


                                                                                         YEAR ENDED SEPTEMBER 30,
RESTRICTED SHARES                                                           1998           1997            1996          1995(1)
---------------------------------------------------------------------------------------------------------------------------------
PER-SHARE DATA ($)

Net asset value, beginning of period                                      18.43           15.34          14.31          12.50

Investment operations:
      Investment income -- net                                              .70             .58            .33            .27
      Net realized and unrealized gain
      (loss) on investments                                                 .30            3.16           1.60           1.54

Total from investment operations                                           1.00            3.74           1.93           1.81

Distributions:

      Dividends from investment income -- net                             (.63)           (.34)          (.42)             --
      Dividends from net realized gain
      on investments                                                     (2.34)           (.31)          (.48)             --

Total distributions                                                      (2.97)           (.65)          (.90)             --

Net asset value, end of period                                            16.46           18.43          15.34          14.31

Total return (%)                                                           6.28           25.22          14.17         14.48(2)
---------------------------------------------------------------------------------------------------------------------------------
RATIOS/SUPPLEMENTAL DATA

Ratio of expenses to average net assets (%)                                 .84             .78            .75           .38(2)

Ratio of net investment income to
average net assets (%)                                                     4.06            3.52           3.60          2.10(2)

Decrease reflected in above expense
ratios due to actions by Dreyfus (%)                                         --             .06            .39           .33(2)

Portfolio turnover rate (%)                                               76.78          107.85         122.52         33.55(2)
---------------------------------------------------------------------------------------------------------------------------------

Net assets, end of period ($ x 1,000)                                   186,397         172,705        124,677          9,248

(1)  FROM MARCH 31, 1995 (COMMENCEMENT OF OPERATIONS) TO SEPTEMBER 30, 1995.
(2)  NOT ANNUALIZED.

                                                           Financial Highlights

FINANCIAL HIGHLIGHTS

Growth Portfolio

The following two tables describe the performance of each share class of the Growth Portfolio for the fiscal periods indicated. "Total return" shows how much your investment in the portfolio would have increased (or decreased) during each period, assuming you had reinvested all dividends and distributions. These figures have been independently audited by Ernst & Young LLP, whose report, along with the fund's financial statements, is included in the annual report.

                                                                                             YEAR ENDED SEPTEMBER 30,
                                                                                                 INVESTOR SHARES
                                                                          1998           1997            1996          1995(1)
------------------------------------------------------------------------------------------------------------------------------

PER-SHARE DATA ($)

Net asset value, beginning of period                                      20.50           16.58          14.82          12.50

Investment operations:
      Investment income -- net                                            .44(2)            .62            .32            .19
      Net realized and unrealized gain
      (loss) on investments                                                 .03            4.68           2.42           2.13

Total from investment operations                                            .47            5.30           2.74           2.32

Distributions:
      Dividends from investment income -- net                             (.46)           (.26)          (.28)             --
      Dividends from net realized gain
      on investments                                                     (4.58)          (1.12)          (.70)             --

Total distributions                                                      (5.04)          (1.38)          (.98)             --

Net asset value, end of period                                            15.93           20.50          16.58          14.82

Total return (%)                                                           2.97           34.32          19.58         18.56(3)
---------------------------------------------------------------------------------------------------------------------------------

RATIOS/SUPPLEMENTAL DATA

Ratio of expenses to average net assets (%)                                1.18            1.06           1.00           .51(3)

Ratio of net investment income to
average net assets (%)                                                     2.65            2.05           2.08          1.39(3)

Decrease reflected in above expense
ratios due to actions by Dreyfus (%)                                         --             .27            .53           .26(3)

Portfolio turnover rate (%)                                               89.23          118.49          77.83         52.86(3)
---------------------------------------------------------------------------------------------------------------------------------
Net assets, end of period ($ x 1,000)                                     3,746           8,662         14,458         11,939

(1)  FROM MARCH 31, 1995 (COMMENCEMENT OF OPERATIONS) TO SEPTEMBER 30, 1995.
(2)  BASED ON AVERAGE SHARES OUTSTANDING AT EACH MONTH END.
(3)  NOT ANNUALIZED.

                                                                                         YEAR ENDED SEPTEMBER 30,
RESTRICTED SHARES                                                           1998           1997            1996          1995(1)
---------------------------------------------------------------------------------------------------------------------------------
PER-SHARE DATA ($)

Net asset value, beginning of period                                      20.52           16.59          14.84          12.50

Investment operations:
      Investment income -- net                                              .52             .41            .28            .21
      Net realized and unrealized gain
      (loss) on investments                                               (.02)            4.94           2.48           2.13

Total from investment operations                                            .50            5.35           2.76           2.34

Distributions:
      Dividends from investment income -- net                             (.55)           (.30)          (.31)             --
      Dividends from net realized gain
      on investments                                                     (4.58)          (1.12)          (.70)             --

Total distributions                                                      (5.13)          (1.42)         (1.01)             --

Net asset value, end of period                                            15.89           20.52          16.59          14.84

Total return (%)                                                           3.17           34.70          19.73         18.72(2)
---------------------------------------------------------------------------------------------------------------------------------

RATIOS/SUPPLEMENTAL DATA

Ratio of expenses to average net assets (%)                                 .94             .83            .75           .38(2)

Ratio of net investment income to
average net assets (%)                                                     2.84            2.38           2.38          1.51(2)

Decrease reflected in above expense
ratios due to actions by Dreyfus (%)                                         --             .20            .53           .26(2)

Portfolio turnover rate (%)                                               89.23          118.49          77.83         52.86(2)
---------------------------------------------------------------------------------------------------------------------------------

Net assets, end of period ($ x 1,000)                                    56,431          46,960         28,143         11,898

(1)  FROM MARCH 31, 1995 (COMMENCEMENT OF OPERATIONS) TO SEPTEMBER 30, 1995.
(2)  NOT ANNUALIZED.

                                                           Financial Highlights

                                                                Your Investment

ACCOUNT POLICIES

Buying shares

EACH PORTFOLIO OFFERS TWO SHARE CLASSES -- Investor shares and Restricted shares. Investor shares are offered to any investor. Restricted shares are sold primarily to clients of certain financial institutions that have selling agreements with the fund' s distributor or that provide sub-accounting or recordkeeping. YOU PAY NO SALES CHARGES to invest in this fund. Your price for fund shares is the fund's net asset value per share (NAV), which is generally calculated as of the close of trading on the New York Stock Exchange (usually 4:
00 p.m. Eastern time) every day the exchange is open. Your order will be priced at the next NAV calculated after your order is accepted by the fund's transfer agent or other authorized entity. The fund's investments are generally valued based on market value or,

Minimum investments

                                  Initial          Additional
--------------------------------------------------------------------------------
REGULAR ACCOUNTS                  $2,500           $100
                                                   $500 FOR
                            TELETRANSFER INVESTMENTS

TRADITIONAL IRAS                  $750             NO MINIMUM

SPOUSAL IRAS                      $750             NO MINIMUM

ROTH IRAS                         $750             NO MINIMUM

EDUCATION IRAS                    $500             NO MINIMUM
                                                   AFTER THE FIRST YEAR

DREYFUS AUTOMATIC                 $100             $100
INVESTMENT PLANS

All investments must be in U.S. dollars. Third-party checks cannot be accepted. You may be charged a fee for any check that does not clear. Maximum TeleTransfer purchase is $150,000 per day.

Third-party investments

If you invest through a third party (rather than directly with Dreyfus), the policies and fees may be different than those described here. Banks, brokers, 401(k) plans, financial advisers and financial supermarkets may charge transaction fees and may set different minimum investments or limitations on buying or selling shares. Consult a representative of your plan or financial institution if in doubt.

where market quotations are not readily available, based on fair value as determined in good faith by the fund's board.

Selling shares

YOU MAY SELL (REDEEM) SHARES AT ANY TIME. Your shares will be sold at the next NAV calculated after your order is accepted by the fund's transfer agent or other authorized entity. Any certificates representing fund shares being sold must be returned with your redemption request. Your order will be processed promptly and you will generally receive the proceeds within a week.

BEFORE SELLING RECENTLY PURCHASED SHARES, please note that if the fund has not yet collected payment for the shares you are selling, it may delay sending the proceeds for up to eight business days or until it has collected payment.
                        --------------------------------------------------------
Limitations on selling shares by phone

Proceeds
sent by                                   Minimum       Maximum
                        --------------------------------------------------------
CHECK                                     NO MINIMUM    $150,000 PER DAY

WIRE                                      $1,000        $250,000 FOR JOINT
ACCOUNTS                              EVERY 30 DAYS

TELETRANSFER                              $500          $250,000 FOR JOINT
ACCOUNTS                              EVERY 30 DAYS

Written sell orders

Some circumstances require written sell orders along with signature guarantees. These include:

* amounts of $1,000 or more on accounts whose address has been changed within the last 30 days

*  requests to send the proceeds to a different  payee or address

Written sell orders of $100,000 or more must also be signature guaranteed.

A SIGNATURE GUARANTEE helps protect against fraud. You can obtain one from most banks or securities dealers, but not from a notary public. For joint accounts, each signature must be guaranteed. Please call us to ensure that your signature guarantee will be processed correctly.

                                                                Your Investment

ACCOUNT POLICIES (CONTINUED)

General policies

UNLESS YOU DECLINE TELEPHONE PRIVILEGES on your application, you may be responsible for any fraudulent telephone order as long as Dreyfus takes reasonable measures to verify the order.

THE FUND RESERVES THE RIGHT TO:

* refuse any purchase or exchange request that could adversely affect the fund or its operations, including those from any individual or group who, in the fund's view, is likely to engage in excessive trading (usually defined as more than four exchanges out of the fund within a calendar year)

* refuse any purchase or exchange request in excess of 1% of the fund's total assets

* change or discontinue its exchange privilege, or temporarily suspend this privilege during unusual market conditions

* change its minimum investment amounts

* delay sending out redemption proceeds for up to seven days (generally applies only in cases of very large redemptions, excessive trading or during unusual market conditions)

The fund also reserves the right to make a "redemption in kind" -- payment in portfolio securities rather than cash -- if the amount you are redeeming is large enough to affect fund operations (for example, if it represents more than 1% of the fund's assets).

Small account policies

To offset the relatively higher costs of servicing smaller accounts, the fund charges regular accounts with balances below $2,000 an annual fee of $12. The fee will be imposed during the fourth quarter of each calendar year.

The fee will be waived for: any investor whose aggregate Dreyfus mutual fund investments total at least $25,000; IRA accounts; accounts participating in automatic investment programs; accounts opened through a financial institution.

If your account falls below $500, the fund may ask you to increase your balance. If it is still below $500 after 45 days, the fund may close your account and send you the proceeds.

DISTRIBUTIONS AND TAXES

THE FUND USUALLY PAYS ITS SHAREHOLDERS dividends from its net investment income and distributes any net capital gains it has realized once a year. Your distributions will be reinvested in the fund unless you instruct the fund otherwise. There are no fees or sales charges on reinvestments.

FUND DIVIDENDS AND DISTRIBUTIONS ARE TAXABLE to most investors (unless your investment is in an IRA or other tax-advantaged account). The tax status of any distribution is the same regardless of how long you have been in the fund and whether you reinvest your distributions or take them in cash. In general, distributions are federally taxable as follows:

                        --------------------------------------------------------
Taxability of distributions

Type of                                    Tax rate for    Tax rate for
distribution                               15% bracket     28% bracket or above
                        --------------------------------------------------------

INCOME                                     ORDINARY        ORDINARY
DIVIDENDS                                  INCOME RATE     INCOME RATE

SHORT-TERM                                 ORDINARY        ORDINARY
CAPITAL GAINS                              INCOME RATE     INCOME RATE

LONG-TERM
CAPITAL GAINS                              10%             20%

The tax status of your dividends and distributions will be detailed in your annual tax statement from the fund.

Because everyone's tax situation is unique, always consult your tax professional about federal, state and local tax consequences.

Taxes on transactions

Except in tax-advantaged accounts, any sale or exchange of fund shares may generate a tax liability.

The table at right also can provide a guide for your potential tax liability when selling or exchanging fund shares. "Short-term capital gains" applies to fund shares sold or exchanged up to 12 months after buying them. "Long-term capital gains" applies to shares sold or exchanged after 12 months.

                                                                Your Investment

SERVICES FOR FUND INVESTORS

Automatic services

BUYING OR SELLING SHARES AUTOMATICALLY is easy with the services described below. With each service, you select a schedule and amount, subject to certain restrictions. You can set up most of these services with your application or by calling 1-800-645-6561.

For investing

DREYFUS AUTOMATIC For making automatic investments ASSET BUILDER((reg.tm)) from a designated bank account.

DREYFUS PAYROLL For making automatic investments SAVINGS PLAN through a payroll deduction.

DREYFUS GOVERNMENT                            For making automatic investments
DIRECT DEPOSIT                                from your federal employment,
PRIVILEGE                                     Social Security or other regular
                                              federal government check.

DREYFUS DIVIDEND                              For automatically reinvesting the
SWEEP                                         dividends and distributions from
                                              one Dreyfus fund into another
                                              (not available for IRAs).
                        --------------------------------------------------------

For exchanging shares

DREYFUS AUTO-                                 For making regular exchanges
EXCHANGE PRIVILEGE                            from one Dreyfus fund into
                                              another.
                        --------------------------------------------------------

For selling shares

DREYFUS AUTOMATIC For making regular withdrawals WITHDRAWAL PLAN from most Dreyfus funds.

Dreyfus Financial Centers

Through a nationwide network of Dreyfus Financial Centers, Dreyfus offers a full array of investment services and products. This includes information on mutual funds, brokerage services, tax-advantaged products and retirement planning.

Our experienced financial consultants can help you make informed choices and provide you with personalized attention in handling account transactions. The Financial Centers also offer informative seminars and events. To find the Financial Center nearest you, call 1-800-499-3327.

Exchange privilege

YOU CAN EXCHANGE $500 OR MORE from one Dreyfus fund into another (no minimum for retirement accounts). You can request your exchange in writing or by phone. Be sure to read the current prospectus for any fund into which you are exchanging. Any new account established through an exchange will have the same privileges as your original account (as long as they are available). There is currently no fee for exchanges, although you may be charged a sales load when exchanging into any fund that has one.

Dreyfus TeleTransfer privilege

TO MOVE MONEY BETWEEN YOUR BANK ACCOUNT and your Dreyfus fund account with a phone call, use the Dreyfus TeleTransfer privilege. You can set up TeleTransfer on your account by providing bank account information and following the instructions on your application.


24-hour automated account access

YOU CAN EASILY MANAGE YOUR DREYFUS accounts, check your account balances, transfer money between your Dreyfus funds, get price and yield information and much more -- when it's convenient for you.


Retirement plans

Dreyfus offers a variety of retirement plans, including traditional, Roth and Education IRAs. Here's where you call for information:

*   for traditional, rollover, Roth and Education IRAs, call 1-800-645-656

*   for SEP-IRAs, Keogh accounts, 401(k) and 403(b) accounts, call
    1-800-358-0910

                                                                Your Investment

 INSTRUCTIONS FOR REGULAR ACCOUNTS

   TO OPEN AN ACCOUNT

            In Writing

   Complete the application.

   Mail your application and a check to:
   The Dreyfus Family of Funds
   P.O. Box 9387,
   Providence, RI 02940-9387

           By Telephone

   WIRE  Have your bank send your
   investment to The Bank of New York, with these instructions:

   * ABA# 021000018

   * DDA# 8900251786 Income Portfolio

   * DDA# 8900118253 Growth and Income Portfolio

   * DDA# 8900251794 Growth Portfolio

   * your Social Security or tax ID number

   * name(s) of investor(s)

   Call us to obtain an account number. Return your application.

           Automatically

   WITH AN INITIAL INVESTMENT Indicate on your application which automatic service(s) you want. Return your application with your investment.

   WITHOUT ANY INITIAL INVESTMENT Check the Dreyfus Step Program option on your application. Return your application, then complete the additional materials when they are sent to you.

           Via the Internet

   COMPUTER Visit the Dreyfus Web site http://www.dreyfus.com and follow the instructions to download an account application.

TO ADD TO AN ACCOUNT

Fill out an investment slip, and write your account number on your check.

Mail the slip and the check to: The Dreyfus Family of Funds P.O. Box 105, Newark, NJ 07101-0105

WIRE Have your bank send your investment to The Bank of New York, with these instructions:

* ABA# 021000018

* DDA# 8900251786 Income Portfolio

* DDA# 8900118253 Growth and Income Portfolio

* DDA# 8900251794 Growth Portfolio

* your account number

* name(s) of investor(s)

ELECTRONIC CHECK Same as wire, but insert "1111" before your account number.

TELETRANSFER Request TeleTransfer on your application. Call us to request your transaction.

ALL SERVICES Call us to request a form to add any automatic investing service (see "Services for Fund Investors"). Complete and return the forms along with any other required materials.

TO SELL SHARES

Write a letter of instruction that includes:

* your name(s) and signature(s)

* your account number

* the fund name

* the dollar amount you want to sell

* how and where to send the proceeds

Obtain a signature guarantee or other documentation, if required (see "Account Policies -- Selling Shares").

Mail your request to:
The Dreyfus Family of Funds
P.O. Box 9671,
Providence, RI 02940-9671

WIRE Be sure the fund has your bank account information on file. Call us to request your transaction. Proceeds will be wired to your bank.

TELETRANSFER Be sure the fund has your bank account information on file. Call us to request your transaction. Proceeds will be sent to your bank by electronic check.

CHECK Call us to request your transaction. A check will be sent to the address of record.

DREYFUS AUTOMATIC WITHDRAWAL PLAN Call us to request a form to add the plan. Complete the form, specifying the amount and frequency of withdrawals you would like.

Be sure to maintain an account balance of $5,000 or more.

  To reach Dreyfus, call toll free in the U.S.
  1-800-645-6561
  Outside the U.S. 516-794-5452

  Make checks payable to:

  THE DREYFUS FAMILY OF FUNDS

  You also can deliver requests to any Dreyfus Financial Center. Because processing time may vary, please ask the representative when your account will be credited or debited.

Concepts to understand

WIRE TRANSFER: for transferring money from one financial institution to another. Wiring is the fastest way to move money, although your bank may charge a fee to send or receive wire transfers. Wire redemptions from the fund are subject to a $1,000 minimum.

ELECTRONIC CHECK: for transferring money out of a bank account. Your transaction is entered electronically, but may take up to eight business days to clear. Electronic checks usually are available without a fee at all Automated Clearing House (ACH) banks.

                                                                Your Investment

INSTRUCTIONS FOR IRAS

   TO OPEN AN ACCOUNT

           In Writing

   Complete an IRA application, making sure to specify the fund name and to indicate the year the contribution is for.

   Mail your application and a check to:
The Dreyfus Trust Company, Custodian P.O. Box 6427, Providence, RI 02940-6427

           By Telephone
           Automatically

   WITHOUT ANY INITIAL INVESTMENT  Call us
to request a Dreyfus Step Program form. Complete and return the form along with your application.

           Via the Internet

   COMPUTER Visit the Dreyfus Web site http://www.dreyfus.com and follow the instructions to download an account application.

TO ADD TO AN ACCOUNT

Fill out an investment slip, and write your account number on your check. Indicate the year the contribution is for.

Mail in the slip and the check (see "To Open an Account" at left).

WIRE Have your bank send your investment to The Bank of New York, with these instructions:

* ABA# 021000018

* DDA# 8900251786 Income Portfolio

* DDA# 8900118253 Growth and Income Portfolio

* DDA# 8900251794 Growth Portfolio

* your account number

* name of investor

* the contribution year

ELECTRONIC CHECK Same as wire, but insert "1111" before your account number.

TELEPHONE CONTRIBUTION Call to request us to move money from a regular Dreyfus account to an IRA (both accounts must be held in the same shareholder name).

ALL SERVICES Call us to request a form to add an automatic investing service (see "Services for Fund Investors"). Complete and return the form along with any other required materials.

All contributions will count as current year.

TO SELL SHARES

Write a letter of instruction that includes:

* your name and signature

* your account number

* the fund name

* the dollar amount you want to sell

* how and where to send the proceeds

* whether the distribution is qualified or premature

* whether the 10% TEFRA should be withheld

Obtain a signature guarantee or other documentation, if required.

Mail in your request (see "To Open an Account" at left).

DREYFUS AUTOMATIC WITHDRAWAL PLAN Call us to request instructions to establish the plan.

  To reach Dreyfus, call toll free in the U.S.
  1-800-645-6561
  Outside the U.S. 516-794-5452

  Make checks payable to:

  THE DREYFUS TRUST COMPANY, CUSTODIAN

  You also can deliver requests to any Dreyfus Financial Center. Because processing time may vary, please ask the representative when your account will be credited or debited.

Concepts to understand

WIRE TRANSFER: for transferring money from one financial institution to another. Wiring is the fastest way to move money, although your bank may charge a fee to send or receive wire transfers. Wire redemptions from the fund are subject to a $1,000 minimum.

ELECTRONIC CHECK: for transferring money out of a bank account. Your transaction is entered electronically, but may take up to eight business days to clear. Electronic checks usually are available without a fee at all Automated Clearing House (ACH) banks.

                                                                Your Investment

NOTES

                                                           For More Information

                        Dreyfus LifeTime Portfolios, Inc.
                        -----------------------------

                        SEC file number:  811-7878

                        More information on this fund is available free upon request, including the following:

                        Annual/Semiannual Report

                        Describes each portfolio's performance, lists portfolio holdings and contains a letter from the fund's manager discussing recent market conditions, economic trends and fund strategies that significantly affected each portfolio's performance during the last fiscal year.

                        Statement of Additional Information (SAI)

                        Provides more details about each portfolio and its policies. A current SAI is on file with the Securities and Exchange Commission (SEC) and is incorporated by reference (is legally considered part of this prospectus).

To obtain information:

BY TELEPHONE Call 1-800-645-6561

BY MAIL  Write to:
The Dreyfus Family of Funds
144 Glenn Curtiss Boulevard
Uniondale, NY 11556-0144

BY E-MAIL  Send your request to info@dreyfus.com

ON THE INTERNET Text-only versions of fund documents can be viewed online or downloaded from:

      SEC
      http://www.sec.gov
      DREYFUS
      http://www.dreyfus.com

You can also obtain copies by visiting the SEC's Public Reference Room in Washington, DC (phone 1-800-SEC-0330) or by sending your request and a duplicating fee to the SEC's Public Reference Section, Washington, DC 20549-6009.

(c) 1999 Dreyfus Service Corporation                                  DRPP0599